Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Northern Lights Fund Trust II, of our report dated January 29, 2025, relating to our audit of the financial statements and financial highlights of North Star Micro Cap Fund, appearing in the Form N-CSR for the year ended November 30, 2024, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Questions and Answers" and “Other Service Providers” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

November 26, 2025